SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549




                                  FORM 8-K



                               CURRENT REPORT




                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of Earliest Event Reported) January 31, 1994




                      KANSAS GAS AND ELECTRIC COMPANY
           (Exact Name of Registrant as Specified in Its Charter)




             KANSAS                      1-7324              48-1093840
(State or Other Jurisdiction of       (Commission             (Employer
Incorporation or Organization)        File Number)        Identification No.)



     P.O. BOX 208, WICHITA, KANSAS                                  67201
(Address of Principal Executive Offices)                         (Zip Code)




   Registrant's Telephone Number Including Area Code (316) 261-6611

                       KANSAS GAS AND ELECTRIC COMPANY


Item 5.  Other Events

                        CERTAIN FINANCIAL INFORMATION

Income Summary

                                               Year Ended December 31,
                                                             Pro Forma
                                                 1993          1992
                                               (Thousands of Dollars)
    Operating Revenues                         $616,997      $554,251
    Operating Income                            147,381       130,162
    Income Before Interest Charges              166,720       148,950
    Net Income                                  108,103        77,981


      The pro forma information for the twelve-month period ended December 31, 1992, gives effect to the merger of the former Kansas Gas and Electric Company ("Old KG&E") into an acquisition subsidiary of Western Resources, Inc. (Merger) which continued the name "Kansas Gas and Electric Company", as if it had occurred on January 1, 1992, and was derived by combining the historical information of Old KG&E for the three-month period ended March 31, 1992, with that of the Company for the nine-month period ended December 31, 1992. No purchase accounting adjustments were made for the period prior to the Merger in determining pro forma amounts because such adjustments would be immaterial. This pro forma information is not necessarily indicative of the results of operations that would have occurred had the Merger been consummated on January 1, 1992, nor is it necessarily indicative of future operating results or financial position.


Capitalization Summary
                                                     December 31, 1993
                                                  (Thousands of Dollars)
    First Mortgage Bonds                           $  585,888      30.8%
    Other Long-term Debt (excluding
                  current maturities)                  67,655       3.6
    Common Stock Equity(1)                          1,245,678      65.6
         Total Capitalization                      $1,899,221     100.0%

    Short-term Debt (including current
             maturities of long-term debt)           $156,038

    (1) Includes $490 million reflecting the acquisition premium attributable to the acquisition of Old KG&E by Western Resources, Inc.



Item 7.  Exhibits

         Exhibit 99-   Computation of Ratio of Earnings to Fixed Charges


                                 SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                           Kansas Gas and Electric Company




Date    January 31, 1994             By            Richard D. Terrill
                                                   Richard D. Terrill
                                                Secretary, Treasurer and
                                                     General Counsel